EXHIBIT 10.3

September 5, 2008

Mr. Robert Vaters

Dear Bob:

It gives me great pleasure to present an offer to you to join the Organization as the Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary reporting directly to me. The details of your compensation package are noted below.

•	Annual salary of $350,000 paid biweekly.
•	Car allowance of $900 paid monthly.
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Subject to Orthofix policies, you will be eligible to participate in the annual incentive program at 50% of your base salary (assuming 100% of the Company plan goals are obtained).  Your bonus for 2008 will be prorated based on your date of hire. You will be guaranteed credit for achievement of 100% of plan goals for 2008 and the bonus will be payable in accordance with the terms of the annual incentive program and at the time it is paid to the other senior executives of the Company.

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You will be nominated for a grant of 150,000 stock options as your initial hire grant, which options will be exercisable for shares of the Company’s common stock in accordance with an inducement grant stock option agreement.

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This position is based in our Boston office.  Your relocation package will consist of $3,500 net per month through August 2009.  To facilitate your move, you will receive a relocation allowance of up to $30,000 for reimbursement of moving expenses, which allowance must be used prior to September 1, 2009 or will be forfeited. In addition, we will reimburse a real estate fee of up to 5% in conjunction with the sale of your home, based on the sales price of your house.  Any relocation assistance considered taxable income will be grossed up in accordance with company policies and will not be considered as part of the $30,000 or 5% reimbursement.

You will receive under separate cover from Raymond C. Kolls, Senior Vice President and General Counsel an Employment Agreement based on the standard form provided senior executives of the Company and which includes our standard change of control provisions.

Mr. Robert Vaters
September 5, 2008

The Company recognizes that while you were employed with your prior employers, you may have been exposed to confidential, proprietary and/or trade secret information ("Third-Party Confidential Information").  Moreover, the Company recognizes that you have a legal duty and may have a contractual duty not to use or disclose Third-Party Confidential Information outside of your employment with your former employers.   Additionally, the Company recognizes that you may owe your former employers a contractual duty not to solicit certain customers ("Restricted Customers"), for example, customers of your former employer located within sales territories you previously covered on their behalf.  The Company has no intention to obtain any Third-Party Confidential Information in any form and wishes to ensure that you are not placed in a position, which might require you to solicit Restricted Customers or cause the disclosure or use of Third-Party Confidential Information either intentionally or inadvertently.  If you are ever involved in any job situation which you believe might require you to solicit Restricted Customers or cause you to use or disclose any Third-Party Confidential Information, you agree to immediately notify Raymond C. Kolls, Senior Vice President and General Counsel, and advise him of your concerns.  In the event it is determined that a risk of improper solicitation, disclosure or use does exist, the Company will take appropriate measures.

It is my understanding you will join the Organization September 7, 2008 in advance of our meetings planned in New York for Monday.  Please acknowledge below your acceptance of the position and confirm your start date.  Welcome to Orthofix.  We look forward to having you as a member of our team during this exciting time.

Sincerely,

ORTHOFIX INTERNATIONAL N.V.

/s/ Alan Milinazzo
Alan Milinazzo
Chief Executive Officer

ORTHOFIX INC.

/s/ Alan Milinazzo
Alan Milinazzo
Chief Executive Officer

ACKNOWLEDGED, ACCEPTED, AND AGREED:

/s/ Robert Vaters	Confirm Actual Start Date: September 7, 2008
Robert Vaters